Exhibit 99.1

Press Release

La Cortez Energy Announces the Start of Drilling Operations for the Mirto-2 Well in the
Maranta Block in the Putumayo Basin in Colombia

Source:  La Cortez Energy, Inc., on May 27, 2010 08:30 EDT

BOGOTA, COLOMBIA--(Marketwire - May 27, 2010) -  La Cortez Energy, Inc. ("La Cortez") (OTCBB: LCTZ) is pleased to announce that Emerald Energy Plc. ("Emerald"), the operator of the Maranta Block where La Cortez will hold a 20% working interest, has begun drilling operations for the Mirto-2 exploratory well.

The Mirto-2 well will be drilled to an estimated target "measured depth" of 11,604 feet in order to test the Villeta formation N, U, and T sands, which are prolific hydrocarbon producers in the Putumayo basin.

The Maranta block covers an area of 90,459 acres (36,608 hectares) in the foreland of the Putumayo Basin in southwest Colombia. Emerald signed its E&P contract with the Agencia Nacional de Hidrocarburos ("ANH"), Colombia's hydrocarbon regulatory agency, pursuant to which it is exploring the Maranta Block on September 12th, 2006.

The Mirto-1 exploratory well, drilled last year, tested three sands as follows:

•	The Villeta N sand interval with an average oil rate of 246 barrels per day of 15° API crude over 48 hours with a very high water production (water cut of 68%).

•
The Villeta U sand interval (encountered at a depth of 11,030 feet) produced an average oil rate of 731 barrels per day of 32.5° API crude over a 48 hour period with a low average water production (water cut of 26%). An interval of 20 feet at the top of the sand was flow tested through a 128/64 inch choke, under artificial lift using a jet pump.

•	The Villeta T sand interval with an average oil rate of 8 barrels per day with a very high water production (water cut of 97%).

A workover job on the Mirto-1 well, which was completed on March 6, 2010, attempted to isolate a water production formation that La Cortez believed was coming into the well through poor cement bonding behind casing, as observed in the "Cement Bond Log." La Cortez concluded that the attempt to isolate the water production formation was not successful; therefore, both the operator and La Cortez have decided to continue producing from the well with a high water cut. The Mirto-1 well is currently producing an average of 120 bopd of 31.5° API with a water cut of approximately 82%.

The Maranta block is adjacent to the recent 20 million barrel proven discovery of the Costayaco field made by Gran Tierra Energy, Inc. ("Gran Tierra").

Having fulfilled its payment obligations to Emerald for the drilling and completion of the Mirto-1 well, La Cortez has asked Emerald to file a request with the ANH for the assignment of the 20% working interest in the Maranta block to La Cortez and to assist La Cortez in obtaining its working interest from the ANH through reasonable means. Emerald will pursue this request as soon as it receives the ANH required support documentation from La Cortez, which is expected to be within the next two weeks.

Andres Gutierrez, President and CEO of La Cortez commented on the announcement, "We are very pleased to announce the initiation of drilling operations in the Mirto-2 well. We hope this well validates our analysis of a significant geological structure and the possibility to increase the company's production rate. We remain attentive to other opportunities in a variety of basins in Colombia that we believe have opportunities to allow La Cortez to build our production base and benefit from upside exploration."

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has established a subsidiary, La Cortez Energy Colombia, E.U., with offices in Bogotá, Colombia, and has signed a Joint Operating Agreement for a 50% working interest in the Putumayo 4 block and a farm-in agreement for a 20% working interest in the Maranta block and recently acquired the interests of Avante Colombia in the Rio de Oro and the Puerto Barco fields, all in Colombia.

For more information, please contact the Company's Investor Relations department at 256-438-5430 or by email info@lacortezenergy.com

www.lacortezenergy.com

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. There can be no assurance that the Putumayo 4, Maranta and Rio de Oro and Puerto Barco projects will be successfully developed. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brazil and, more generally, in Latin America, and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

For more information, please contact:
The Company's Investor Relations department
256-438-5430